Exhibit 10.33

MARIZYME, INC.

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is entered into effective as of December 21, 2021 (“Effective Date”) by and among Marizyme, Inc. a Nevada corporation (the “Company”), Rydra Capital Corp., a corporation incorporated pursuant to the laws of British Columbia, Canada (“Rydra”) and Harrison Ross, an individual (“Principal” and together with Rydra, the “Consultant”). The Company together with the Consultant, the “Parties,” and each individually, a “Party”.

WHEREAS, Consultant has certain expertise and know-how and the Company desires to engage the Consultant to assist in the growth and development of the Company’s business, and the Consultant has agreed to provide such consulting services on and subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the aforementioned recitals incorporated by reference and the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1. Services. The Company hereby engages Consultant as an independent contractor to provide certain services to the Company in relation to Consultant’s expertise and as set forth on Exhibit A (the “Services”) during the Term (as defined below) of this Agreement and Consultant hereby accepts such engagement and agrees to provide the Services in accordance with the terms of this Agreement.

2. Compensation.

2.1 Compensation. As compensation for the Services, the Company shall pay Consultant in accordance with, and subject to the conditions set forth therein, the Compensation set forth in Exhibit B (the “Compensation”). Consultant shall receive and acknowledges to receive an IRS Form 1099 from the Company for the total Compensation and Expenses (as defined below) for which Consultant shall be solely responsible for all federal, state and local taxes.

3. Expenses. Following the prior written approval by the Company in each case, the Company shall pay for Consultant’s invoiced expenses for necessary travels and other necessary costs that are in furtherance of the Services (the “Expenses” or an “Expense”). To obtain a payment in each case of an Expense, Consultant shall promptly submit to the Company a receipt and documentation describing the Expense and the amount paid.

4. Independent Contractor Relationship. Consultant’s relationship with the Company is that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create any association, partnership, agency, joint venture or employment relationship between the Company and Consultant or any of the Consultant’s employees or agents. The Consultant acknowledges that the Consultant has no authority (and shall not hold itself out as having authority) to bind the Company to any agreement.

4.1 Method of Providing Services. Consultant shall be solely responsible for determining the method, details and means of performing the Services, subject to compliance with the terms of this Agreement. Consultant shall furnish its own materials, equipment, supplies, expenses and other resources necessary to perform the Services. The Company shall provide Consultant with access to its materials, information and systems to the extent necessary for the performance of the Services and subject to the confidentiality obligations herein.

4.2 No Benefits. Consultant and any of Consultant’s employees or agents will not be entitled to any of the benefits that Company may make available to its employees or other agents, including, but not limited to, vacation, medical, dental, group health insurance, life insurance, workers’ compensation, death and/or disability insurance, profit-sharing or retirement benefits, or any other fringe benefits or benefits plans offered by the Company to its employees.

4.3 No Withholdings; Taxes; Reclassification. Because Consultant is an independent contractor, the Company will not withhold or make payments for social security, unemployment insurance, disability insurance contributions, payroll taxes, income taxes, or other federal, state or local taxes, or workers’ compensation insurance on behalf of Consultant. Consultant is solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of Services and receipt of fees under this Agreement. Consultant shall indemnify the Company against all such taxes or contributions, including penalties and interest. Consultant is solely responsible for, and must maintain adequate records in relation to any such documentation necessary for any federal, state or local laws or taxes in relation to performing the Services under this Agreement. If, notwithstanding the foregoing, Consultant is reclassified as an employee of Company, or any affiliate of Company, by the U.S. Internal Revenue Service, the U.S. Department of Labor, or any other federal or state or foreign agency as the result of any administrative or judicial proceeding, Consultant agrees that Consultant will not, as the result of such reclassification, be entitled to or eligible for, on either a prospective or retrospective basis, any Consultant benefits under any plans or programs established or maintained by Company.

5. Term and Termination.

5.1 Term. The term of this Agreement is for twelve (12) months from the Effective Date set forth above (the “Initial Term”), unless earlier terminated as provided in this Agreement. If Consultant is terminated at any time during the Initial Term for a reason other than Cause (as defined below), the Company shall pay to Consultant $21,600.00 plus any Compensation due and payable to, earned or accrued by, Consultant and not yet paid by the Company. This Agreement automatically renews for subsequent six (6) month extensions (“Extended Term,” and together with the Initial Term, the “Term”) following the end of the Initial Term or each Extended Term except if terminated as set forth in Section 5.2 below.

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“Cause” shall mean (i) the Consultants repeated willful misconduct or gross negligence in the performance of the Services to the Company or its subsidiaries; (ii) the Consultant’s repeated failure to perform the Services for the Company or its subsidiaries; (iii) the Consultant’s conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude; (iv) the Consultant’s performance of any material act of theft, embezzlement, fraud, malfeasance, dishonesty or misappropriation of the Company’s or its subsidiaries’ property; (v) the Consultant’s use of illegal drugs or the Consultant’s abuse of alcohol that materially impairs the Consultant’s ability to perform the Services for the Company or its subsidiaries; (vi) the death of Consultant or a disability of Consultant such that Consultant is unable to perform the Services in whole or in part due to any disability or illness, whether physical, emotional or mental; or (vii) if Consultant materially breaches this Agreement and Consultant fails to cure such breach within thirty (30) days after receipt of written notice specifying such material breach in reasonable detail.

5.2 Termination. Either Party may terminate this Agreement upon 30-days written notice to the other Party. Notwithstanding the foregoing, any Compensation due and payable to, earned or accrued by, Consultant prior to the termination under this Section 5, shall be paid to Consultant within 10 days of termination.

6. Confidentiality, Non-Compete, and Other Covenants.

6.1 Preservation of Confidential Information. Consultant agrees at all times:

(a) Not to disclose to any third party any Confidential Information learned by Consultant at any time or any Confidential Information developed by Consultant pursuant to this Agreement; except such information which is now public or hereafter becomes published or otherwise generally available to the public other than through breach of this Agreement;

(b) That Consultant will only disclose Confidential Information to employees, agents or Subcontractors of Consultant who have a need to know such information in order to carry out Consultant’s responsibilities hereunder, and only then to those who have been advised that such information is confidential and proprietary and then only to those who have agreed to accept the same obligation of confidentiality and non-use as Consultant;

(c) Even after any Confidential Information obtained by Consultant or any Confidential Information developed by Consultant pursuant to this Agreement becomes generally available to the public, not to disclose the fact that such information was furnished to Consultant by Company, originated with Company, an affiliate or related company, or was developed by Consultant pursuant to this Agreement, unless that fact is also published; and

(d) Not to put to commercial use or use in any way except for the benefit of Company any Confidential Information disclosed to Consultant or any Confidential Information developed by Consultant pursuant to this Agreement.

(e) As used herein, “Confidential Information” includes any non-public information Consultant receives directly or indirectly from the Company or acquired or developed in the course of his, her or its consultancy and any other non-public information received or developed by, or disclosed to, Consultant during the course of or arising out of his, her or its previous employment with the Company, including by way of example only, trade secrets (including organizational charts, employee information such as credentials, skill sets and background information), ideas, inventions, methods, designs, formulas, systems, improvements, prices, discounts, business affairs, products, product specifications, manufacturing processes, data and know-how and technical information of any kind whatsoever, unless such information has been publicly disclosed by authorized officials of the Company. In the event information which is non-public becomes public due to disclosure by Consultant which is not authorized by the Company, such information shall be deemed non-public for purposes of this Agreement.

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(f) For the avoidance of doubt, the Consultant may disclose the Confidential Information to the extent required by law or order of a court or governmental agency. However, in such case, Consultant must give the Company prompt notice and consult with the Company about whether to obtain a protective order or otherwise protect the confidentiality of the Confidential Information, all as directed by and at the Company’s expense.

(g) Great loss and immediate and irreparable injury may be suffered by the Company if the Consultant should breach or violate any of the covenants and agreements set forth in this clause. The parties agree that such covenants and agreements are reasonably necessary to protect and preserve the Company’s interests.

6.2 Non-Solicitation. As a condition to this Agreement, Consultant agrees that during the Term of this Agreement and for a period of one (1) year following the termination or expiration of this Agreement, Consultant shall not make any solicitation to employ the Company or its subsidiaries’ personnel without written consent of the Company to be given or withheld in the Company’s sole discretion. For the purposes of this Section 6.2, a general advertisement or notice of a job listing or opening or other similar general publication of a job search or availability to fill employment positions, including on the internet, shall not be construed as a solicitation or inducement, and the hiring of any such employees or independent contractor who freely responds thereto shall not be a breach of this Section 6.2.

6.3 Access. Promptly upon request, Consultant shall provide all information and documents relating to the Services, including, but not limited to, all licenses, consents, contracts, user names, registrations, passwords, codes and other information in relation to the Services and to access and fully control any software, websites, or other intellectual property established for the Company.

7. Intellectual Property.

7.1 Intellectual Property Rights. The Company is and will be the sole and exclusive owner of all right, title, and interest throughout the world in and to all the results and proceeds of the Services performed under this Agreement (the “Deliverables”), and as a material condition to which Consultant agrees in exchange for the opportunity to provide the Services, Consultant expressly acknowledges and agrees that all other writings, reports, documents, improvements, discoveries, technologies, inventions, processes, techniques, methods, ideas, concepts, research, designs, plans, proposals, and materials, and all other work product of any nature whatsoever, that is created, prepared, produced, authored, edited, modified, conceived, or reduced to practice in the course of performing the Services (collectively, and including the Deliverables, “Work Product”), whether of a technical nature or not, made or developed by Consultant alone or in conjunction with any other person or entity while providing the Services or developed by the Consultant during the course of or arising out of his previous employment with the Company, which relate to or affect the business of Company, including all patents, copyrights, trademarks (together with goodwill symbolized thereby), trade-secrets, know-how, and other confidential or proprietary information, and other intellectual property rights (collectively “Intellectual Property”) therein, shall be the sole and exclusive property of Company. Consultant expressly agrees to disclose and reveal to Company all Work Product and Intellectual Property, and all information regarding Work Product and Intellectual Property, concurrent with the discovery or development of such Work Product and Intellectual Property. Consultant hereby agrees that the Work Product is hereby deemed “work made for hire” as defined in 17 U.S.C., Section 101 for the Company and all copyrights therein automatically and immediately vest in the Company. If, for any reason, any Work Product does not constitute “work made for hire,” Consultant hereby irrevocable assigns to Company all Consultant’s rights, title, and interests throughout the world in and to any such Work Product or Intellectual Property, including the right to sue for past, present and future infringement, misappropriation, or dilution thereof. Consultant agrees that he, she or it will not use or disclose any Work Product or Intellectual Property owned by Company to benefit a competitor, customer, individual, or other entity without the express written permission of an executive officer of the Company. The Consultant irrevocably appoints the Company as his, her or its attorney and, in his, her or its name and on his, her or its behalf, to execute and do any instrument or thing and generally to use his, her or its name for the purpose of giving to the Company or its nominee the full benefit of the provisions of this Section 7.1.

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7.2 Copyrights. To the extent any copyrights are assigned under this Section 7.2, Consultant hereby irrevocably waives in favor of the Company, to the extent permitted by applicable law, any and all claims Consultant may now or hereafter have in any jurisdiction to all rights of paternity or attribution, integrity, disclosure, and withdrawal and any other rights that may be known as “moral rights” in relation to all Work Product to which the assigned copyrights apply.

7.3 Further Assurances. Upon the reasonable request of the Company, during and after the Term, Consultant shall promptly take such further actions, including execution and delivery of all appropriate instruments of conveyance, and provide such further cooperation, as may be reasonably necessary to assist the Company to apply for, prosecute, register, maintain, perfect, record, or enforce its rights in any Work Product and all Intellectual Property. In the event the Company is unable, after reasonable effort, to obtain Consultant’s signature on any such documents, Consultant hereby irrevocably designates and appoints the Company as Consultant’s agent and attorney-in-fact, to act for and on Consultant’s behalf solely to execute and file any such application or other document and do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, or other intellectual property protection related to the Work Product with the same legal force and effect as if Consultant had executed them. Consultant agrees that this power of attorney is coupled with an interest.

7.4 Company Materials. As between Consultant and the Company, the Company is, and will remain, the sole and exclusive owner of all right, title, and interest in and to any documents, specifications, data, know-how, methodologies, software, and other materials provided to Consultant by the Company (“Company Materials”), including all intellectual property rights therein. Consultant has no right or license to reproduce or use any Company Materials except solely during the Term to the extent necessary to perform Consultant’s obligations under this Agreement. All other rights in and to the Company Materials are expressly reserved by the Company. Consultant has no right or license to use the Company’s trademarks, service marks, trade names, logos, symbols, or brand names.

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7.5 Engagements with Employees and Third Parties. Prior to Consultant disclosing any Confidential Information to any employee or third party, Consultant shall ensure that such employee or third party is bound by obligations of confidentiality (substantially similar in content to this Agreement) for the benefit of Company.

8. Surrender of Material upon Termination of Agreement. Upon termination of this Agreement, Consultant shall return immediately to the Company all Intellectual Property (including all books, records, notes, data and information relating to Company or its business and all other Company property), and will so certify in writing that he, she or it has done so.

9. Representations and Warranties. Consultant hereby represents and warrants the following:

9.1 Authorization. Consultant has the right to enter into and grant the rights granted in this Agreement and the Invention Assignment Agreement and to perform fully all of the Consultant’s obligations under this Agreement and the Invention Assignment Agreement.

9.2 No Conflict. Consultant is not bound by any duty to or agreement or arrangement with any other person that would conflict with this Agreement.

9.3 Consents. Consultant shall not, in performing the Services, use or disclose to Company any confidential information, trade secrets, images, names or any other property or intellectual property rights of any third party, person or entity (“Person”) without such Person’s written consent the scope of which conforms to the intended use of such property pursuant to this Agreement. Prior to the performance of the Services, Consultant has and shall obtain all consents, licenses and usage rights for the use of any such property in the performance of Services and to the full extent needed for this Agreement.

9.4 Compliance with Laws. Prior to the performance of the Services, Consultant shall obtain all required consents, licenses, approvals and certifications from any government or regulatory agency necessary for the performance of this Agreement, and Consultant shall comply with all applicable laws and regulations.

9.5 No Violations and Non-Infringement. This Agreement and Consultant’s agreement to provide the Services to Company does not violate any contractual obligation of Consultant to any third party or Person, and providing the Services to Company or using the Pre-Existing Materials will not violate or infringe the copyright, patent, intellectual property or other proprietary right of any third party.

10. Indemnification. The Parties agree to defend, indemnify and hold the other Party, its affiliates, and their respective officers, directors, employees, and agents harmless from and against any and all claims, demands, actions, liabilities, damages, losses and expenses, including attorneys’ fees and costs of litigation, arising out of the performance or material breach of the indemnifying Party under this Agreement or the Invention Assignment Agreement, including, without limitation, the indemnifying Party’s representations, warranties and covenants hereunder.

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11. Limitation on Liability. UNDER NO CIRCUMSTANCES AND UNDER NO LEGAL THEORY (WHETHER IN TORT, CONTRACT, STATUTORY OR OTHERWISE) WILL EITHER PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, LOST PROFITS, EXEMPLARY OR OTHER DAMAGES OF SIMILAR CHARACTER, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING FROM SUCH PARTY’S PERFORMANCE OR NON-PERFORMANCE OF THIS AGREEMENT. THE TOTAL AGGREGATE, CUMULATIVE LIABILITY TO CONSULTANT ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL NOT EXCEED THE TOTAL AMOUNT OF COMPENSATION PROVIDED IN SECTION 2.

12. Miscellaneous.

12.1 Survival. The rights and obligations contained in Sections 5, 6, 7, 8, 10, and 11 will survive the expiration or termination of this Agreement.

12.2 Consent to Injunction. Consultant acknowledges that in the event of a material breach of this Agreement, including, without limitation, a breach of any of the terms of Sections 5, 6, 7, 8, 9, and 10, monetary damages alone would not adequately compensate Company for the harm suffered. As such, Company shall be entitled to injunctive relief to enjoin any breach or threatened breach of this Agreement, in addition to any other available remedies. Consultant shall be liable for all damages, sustained by Company as a result of Consultant’s breach or threatened breach of this Agreement.

12.3 Notices. All notices required or permitted hereunder shall be in writing and deemed properly given when delivered in person to Principal or to a corporate officer of Rydra and to a corporate officer of the Company, as the case may be, or when deposited in the United States mail, postage prepaid and properly addressed to the Party to be notified, if to Principal, to 3275 Celtic Avenue, Vancouver, British Columbia, Canada, V6N 4E2; if to Rydra, to unit 212 – 22 East Cordova St., Vancouver, British Columbia, Canada, V6A 4G8. Attn: Harrison Ross, President, and if to Company, to its Secretary, at the principal executive office, or to any such other address as shall have last been given by the Party to be notified.

12.4 Assignments. This Agreement may be assigned at any time by Company to any related corporation or a successor corporation. In the event of such an assignment, the assignee corporation (“Assignee”) to which the Agreement is assigned shall automatically be substituted for the assignor Company for all intents and purposes and to the same extent as if the Assignee were the Company that had originally executed this Agreement. The Consultant may not assign or transfer all or any portion of the contract without the Company’s prior written consent, except that in the event of the Principal’s death the compensation due and owing the Principal may be paid in accordance with any assignment of death benefits. Any assignment in violation of the foregoing shall be deemed null and void. Subject to the foregoing limitations, this Agreement will enure to the benefit of, be binding on, and be enforceable against each of the Parties hereto and their respective successors and assigns.

12.5 Waiver. The waiver by any Party of a default or a breach of any provision of this Agreement by another Party shall not operate or be construed as a waiver of any subsequent default or breach, including, but not limited to, the continued performance of any term without notice required shall not operate or be construed as a waiver of a subsequent required notice of the same event.

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12.6 Modifications. The provisions of this Agreement may only be modified by an agreement in writing signed by the Party against whom enforcement is sought.

12.7 Attorneys’ Fees. The prevailing Party in any action brought to enforce this Agreement may recover reasonable attorneys’ fees and costs including all costs and fees incurred in the preparation, trial and appeal of an action brought to enforce this Agreement.

12.8 Choice of Law and Venue. This Agreement, together with any and all modifications, extensions, exhibits, and amendments, and all matters arising directly or indirectly herefrom shall be construed and governed by the laws of the State of Florida. The Parties hereby irrevocably consent and agree to submit to exclusive venue in Palm Beach County, Florida in connection with any legal action, lawsuit, arbitration, mediation or other legal or quasi legal proceeding, directly or indirectly arising out of or relating to this Agreement. The Parties expressly waive any challenges to exclusive venue or personal jurisdiction in the State of Florida.

12.9 Severability. The parties agree that any provision of this Agreement or its application which is held illegal, invalid or unenforceable shall be modified as necessary to render such provision legal, valid and enforceable. If any provision of this Agreement or its application is held illegal, invalid or unenforceable and cannot be modified to render such provision legal, valid and enforceable, such provision shall be interpreted as narrowly as possible and shall be deemed stricken and severed from this Agreement, and all other parts, terms, provisions, and portions of this Agreement shall remain unaffected and shall be given full force and effect.

12.10 Entire Agreement. This Agreement and any attachments and exhibits constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter.

12.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be taken together and deemed to be one instrument. This Agreement may be executed and delivered by facsimile signature, PDF or any other electronic signature which complies with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com).

[Signatures on the next page.]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the Effective Date.

CONSULTANT

Rydra Capital Corp.,
a British Columbia corporation

By:	/s/ Harrison Ross
Harrison Ross
VP Finance

PRINCIPAL

/s/ Harrison Ross
Harrison Ross

COMPANY

MARIZYME, INC.,
a Nevada corporation

By:	/s/ David Barthel
David Barthel
CEO

[Signature page to Consulting Agreement – Ross]

EXHIBIT A

SERVICES

Services:

Consultant shall render such services as Company may from time to time request, including, without limiting the generality of the foregoing, the following:

●	Budgeting, allocation of capital, and payroll processes.
●	Assistance in the preparation of an S-1 document and other Nasdaq preparations.
●	Assistance with Corporate Governance creations and procedures.
●	The creation of valuation reports for DuraGraft, Krillase, and MATLOC.
●	Assistance in the preparation of investment material for current and prospective shareholders.

EXHIBIT B

COMPENSATION

Compensation: The Compensation for Consultant’s Services pursuant to the Consulting Agreement between Consultant and the Company (the “Agreement”) shall be the following:

●	Cash Compensation:

○	The Company shall pay and the Consultant shall receive a fixed amount of Seven Thousand One Hundred Forty-Three Dollars ($7,200.00) (the “Base”) for each month that the Consultant provides services to the Company. For any month in which the Agreement is terminated, the Company shall pay, and the Consultant shall receive a pro-rated portion of the Base equal to the percentage of days in a 30 day month.

○	The Company shall pay and the Consultant shall receive reimbursement for all Expenses incurred by Consultant under Section 3 of the Agreement (the “Reimbursements”).

○	The Company shall pay all outstanding Base and Reimbursements due and payable to, earn or accrued by, Consultant, to Consultant no later than the 10th day following the termination of the business relationship.

●	Equity Compensation: The Company shall grant the Consultant the following equity Compensation as of the date of the Agreement, subject to the terms and conditions set forth below:

○	Warrants: The Company shall grant, on the date hereof, Consultant cashless warrants to purchase 100,000 shares of common stock of the Company, with an exercise price of $1.26 (the “Warrants”). The Company shall provide Consultant with a Warrant Agreement, substantially in the form attached hereto as Exhibit C.

○	Options: The Company shall grant, on the date hereof, Consultant options to purchase 200,000 shares of common stock of the Company, with an exercise price of $1.75. “Options”). The Company shall provide Consultant with an Option Agreement, substantially in the form attached hereto as Exhibit D.

○	Restricted Stock: : The Company shall grant, on the date hereof, Consultant 175,000 restricted shares of common stock of the Company (the “Restricted Shares”), subject to a milestone vesting schedule as set forth below:

1.	75,000 Restricted Shares shall vest upon the Company successfully listing its common stock on NASDAQ or the NYSE.
2.	50,000 Restricted Shares shall vest upon any Company financing after 1/1/2022 (of debt or equity) in which the gross proceeds equal or exceed $5,000,000.
3.	25,000 Restricted Shares shall vest upon the completion of valuation reports for both Somahlution LLC. and Health Logic Interactive Inc.
4.	25,000 Restricted Shares shall vest upon a Material Commercial partnership for MATLOC.

The Company shall provide Consultant with a Restricted Stock Agreement, substantially in the form attached hereto as Exhibit E.

EXHIBIT C

Warrant Agreement

[See Attached]

EXHIBIT D

Option Agreement

[See Attached]

EXHIBIT E

Restricted Stock Agreement

[See Attached]